Exhibit 10.34

RECEIVABLES PURCHASE AND SALE AGREEMENT

Dated as of November 14, 2014

among

COMDATA TN, INC.

and

COMDATA NETWORK, INC. OF CALIFORNIA,

as the Sellers

and

COMDATA INC.

as Buyer

CONTENTS

Clause	Subject Matter	Page

ARTICLE I
AGREEMENT TO PURCHASE AND SELL

SECTION 1.1	Agreement To Purchase and Sell	2

SECTION 1.2	Timing of Purchases	3

SECTION 1.3	Consideration for Purchases	3

SECTION 1.4	Purchase and Sale Termination Date	3

SECTION 1.5	Intention of the Parties	3

SECTION 1.6	Replacement of Existing Receivables Assignments and Demand Notes	4

ARTICLE II
PURCHASE REPORT; CALCULATION OF PURCHASE PRICE

SECTION 2.1	Purchase Report	4

SECTION 2.2	Calculation of Purchase Price	4

ARTICLE III
PAYMENT OF PURCHASE PRICE

SECTION 3.1	Initial Purchase Price Payment	5

SECTION 3.2	Subsequent Purchase Price Payments	5

SECTION 3.3	Settlement as to Specific Receivables and Dilution	6

SECTION 3.4	Reconveyance of Receivables	7

ARTICLE IV
CONDITIONS OF PURCHASES

SECTION 4.1	Conditions Precedent to Initial Purchase	7

SECTION 4.2	Certification as to Representations and Warranties	8

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

SECTION 5.1	Existence and Power	8

SECTION 5.2	Buyer and Governmental Authorization, Contravention	9

SECTION 5.3	Binding Effect of Agreement	9

SECTION 5.4	Accuracy of Information	9

SECTION 5.5	Actions, Suits	9

SECTION 5.6	Taxes	9

SECTION 5.7	Compliance with Applicable Laws	9

SECTION 5.8	Reliance on Separate Legal Identity	9

-i-

-ii-

-iii-

SCHEDULES

Schedule I	Location of Each Seller
Schedule II	Location of Books and Records of Seller
Schedule III	Trade Names
Schedule IV	Actions/Suits

EXHIBITS

Exhibit A	Form of Demand Note

iv

This RECEIVABLES PURCHASE AND SALE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of November 14, 2014 is entered into by and among COMDATA TN, INC., a Tennessee corporation, COMDATA NETWORK INC. OF CALIFORNIA, a California corporation (each, a “Seller”; and collectively, “Sellers”), and COMDATA INC., a Delaware corporation (the “Buyer”).

DEFINITIONS

Unless otherwise indicated herein, capitalized terms used and not otherwise defined in this Agreement are defined in Exhibit I to the Fifth Amended and Restated Receivables Purchase Agreement, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), among FleetCor Funding LLC (the “SPV”), as Seller, FleetCor Technologies Operating Company, LLC (individually, “FleetCor”), as initial Servicer (in such capacity, the “Servicer”), the various Purchasers and Purchaser Agents from time to time party thereto, and PNC Bank, National Association, as Administrator. All references herein to months are to calendar months unless otherwise expressly indicated.

BACKGROUND:

1. The Sellers generate Receivables in the ordinary course of their businesses;

2. The Sellers, in order to finance their respective businesses, wish to sell Receivables to the Buyer, and the Buyer is willing to purchase Receivables from the Sellers, on the terms and subject to the conditions set forth herein;

3. The Sellers and the Buyer intend this transaction to be a true sale of Receivables by each Seller to the Buyer, providing the Buyer with the full benefits of ownership of the Receivables, and the Sellers and the Buyer do not intend the transactions hereunder to be characterized as a loan from the Buyer to any Seller

4. The Sellers retain liability for the provision of services giving rise to the Receivables, including all money transmission obligations, and nothing herein shall be deemed a transfer of such liability.

5. Comdata TN, Inc. and the Buyer (i) have entered into that certain Receivables Assignment, dated as of September 30, 2013 (as amended, supplemented or otherwise modified, the “TN Receivables Assignment”) and (ii) desire to hereby amend, restate and replace in its entirety the TN Receivables Assignment.

6. Comdata Network, Inc. of California and the Buyer (i) have entered into that certain Receivables Assignment, dated as of January 31, 2013 (as amended, supplemented or otherwise modified, the “CA Receivables Assignment” and, together with the TN Receivables Assignment, the “Existing Receivables Assignments”) and (ii) desire to hereby amend, restate and replace in its entirety the CA Receivables Assignment.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I

AGREEMENT TO PURCHASE AND SELL

SECTION 1.1 Agreement To Purchase and Sell. On the terms and subject to the conditions set forth in this Agreement, each Seller, severally and for itself, agrees to sell to the Buyer, and the Buyer agrees to purchase from such Seller, from time to time on and after the Closing Date, but before the Purchase and Sale Termination Date (as defined in Section 1.4), all of such Seller’s right, title and interest in and to (collectively, the “Transferred Assets”):

(a) each Receivable of such Seller that existed and was owing to such Seller at the closing of such Seller’s business on October 31, 2014 (the “Cut-off Date”);

(b) each Receivable generated by such Seller from and including the Cut-off Date to but excluding the Purchase and Sale Termination Date;

(c) all rights to, but not the obligations of, such Seller under all Related Security with respect to any of the foregoing Receivables;

(d) all monies due or to become due to such Seller with respect to any of the foregoing;

(e) all books and records of such Seller to the extent related to any of the foregoing;

(f) all collections and other proceeds and products of any of the foregoing (as defined in the UCC) that are or were received by such Seller on or after the Cut-off Date, including, without limitation, all funds which either are received by such Seller, the Buyer or the Servicer from or on behalf of the Obligors in payment of any amounts owed (including, without limitation, invoice price, finance charges, interest and all other charges) in respect of any of the above Receivables or are applied to such amounts owed by the Obligors (including, without limitation, any insurance payments that such Seller, the Buyer, the SPV or the Servicer applies in the ordinary course of its business to amounts owed in respect of any of the above Receivables, and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligors in respect of any of the above Receivables or any other parties directly or indirectly liable for payment of such Receivables); and

(g) all right, title and interest (but not obligations) in and to the Collection Accounts, into which any Collections or other proceeds with respect to such Receivables may be deposited, and any related investment property acquired with any such collections or other proceeds (as such term is defined in the applicable UCC).

All purchases and contributions hereunder shall be made without recourse, but shall be made pursuant to, and in reliance upon, the representations, warranties and covenants of the Sellers set forth in this Agreement and each other Transaction Document. No obligation or liability to any

Obligor on any Receivable is intended to be assumed by the Buyer hereunder, and any such assumption is expressly disclaimed. The Buyer’s foregoing commitment to purchase Receivables and the proceeds and rights described in clauses (c) through (g) (collectively, the “Related Rights”) is herein called the “Purchase Facility.”

SECTION 1.2 Timing of Purchases.

(a) Closing Date Purchases. Each Seller’s entire right, title and interest in (i) each Receivable that existed and was owing to such Seller at the Cut-off Date, (ii) all Receivables created by such Seller from and including the Cut-off Date, to and including the Closing Date, and (iii) all Related Rights with respect thereto automatically shall be deemed to have been sold by such Seller to the Buyer on the Closing Date.

(b) Subsequent Purchases. After the Closing Date, until the Purchase and Sale Termination Date, each Receivable and the Related Rights generated by each Seller shall be deemed to have been sold by such Seller to the Buyer immediately (and without further action) upon the creation of such Receivable.

SECTION 1.3 Consideration for Purchases. On the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to make Purchase Price payments to the Sellers in accordance with Article III and to reflect all contributions in accordance with Section 3.1.

SECTION 1.4 Purchase and Sale Termination Date. The “Purchase and Sale Termination Date” shall be the earliest to occur of (a) the date the Purchase Facility is terminated pursuant to Section 8.2 and (b) the Payment Date immediately following the day on which the Sellers shall have given written notice to the Buyer, the Administrator and each Purchaser Agent at or prior to 10:00 a.m. (New York City time) that the Sellers desire to terminate this Agreement.

SECTION 1.5 Intention of the Parties. It is the express intent of each Seller and the Buyer that each conveyance by such Seller to the Buyer pursuant to this Agreement of the Transferred Assets, including without limitation, all Receivables, if any, constituting general intangibles as defined in the UCC, and all Related Rights be construed as a valid and perfected sale and absolute assignment (without recourse except as provided herein) of such Transferred Assets by such Seller to the Buyer (rather than the grant of a security interest to secure a debt or other obligation of such Seller) and that the right, title and interest in and to such Transferred Assets conveyed to the Buyer be prior to the rights of and enforceable against all other Persons at any time, including, without limitation, lien creditors, secured lenders, purchasers and any Person claiming through such Seller. However, if, contrary to the mutual intent of the parties, any conveyance of Transferred Assets, including without limitation any Receivables constituting general intangibles, is not construed to be both a valid and perfected sale and absolute assignment of such Transferred Assets, and a conveyance of such Transferred Assets that is prior to the rights of and enforceable against all other Persons at any time, including without limitation lien creditors, secured lenders, purchasers and any Person claiming through such Seller, then, it is the intent of such Seller and the Buyer that (i) this Agreement also shall be deemed to be, and hereby is, a security agreement within the meaning of the UCC; and (ii) such Seller shall be deemed to have granted to the Buyer as of the date of this Agreement, and such Seller hereby grants to the Buyer a security interest in, to and under all of such Seller’s right, title and interest in and to the Transferred Assets.

SECTION 1.6 Replacement of Existing Receivables Assignments and Demand Notes. This Agreement amends, restates, replaces and supersedes each Existing Receivables Assignment effective as of the date hereof. Each sale, assignment and transfer of Receivables and other property and rights under the Existing Receivables Assignments that occurred on or prior to the date hereof is hereby ratified and confirmed, and such Receivables shall be subject to all the terms and conditions of this Agreement applicable to Receivables sold, assigned or otherwise transferred hereunder on and after the date hereof. Each of the TN Demand Note and the CA Demand Note is hereby cancelled and replaced in its entirety with the Demand Note issued hereunder by the Buyer to Comdata TN, Inc. and Comdata Network, Inc. of California, respectively, and each such Demand Note’s initial outstanding principal balance (prior to giving effect to initial Purchase Price payment pursuant to Section 3.1) shall be equal to the aggregate outstanding principal balance of the applicable Seller’s TN Demand Note or CA Demand Note (as the case may be) set forth above.

ARTICLE II

PURCHASE REPORT; CALCULATION OF PURCHASE PRICE

SECTION 2.1 Purchase Report. On the Closing Date and on the 25th day of each calendar month thereafter (or if such day is not a Business Day, the next occurring Business Day) (each such date, a “Monthly Purchase Report Date”), the Servicer shall deliver to the Buyer and each Seller a report (each such report being herein called a “Purchase Report”) setting forth, among other things:

(a) Receivables purchased by the Buyer from each Seller on the Closing Date (in the case of the Purchase Report to be delivered on the Closing Date);

(b) Receivables purchased by the Buyer from each Seller during the period commencing on the Monthly Purchase Report Date immediately preceding such Monthly Purchase Report Date to (but not including) such Monthly Purchase Report Date (in the case of each subsequent Purchase Report); and

(c) the calculations of reductions of the Purchase Price for any Receivables as provided in Section 3.3 (a) and (b).

SECTION 2.2 Calculation of Purchase Price. The “Purchase Price” to be paid to each Seller for the Receivables that are purchased hereunder from such Seller shall be determined in accordance with the following formula:

PP	=	OB x FMVD

where:

PP	=	Purchase Price for each Receivable as calculated on the relevant Payment Date.

OB	=	The Outstanding Balance of such Receivable on the relevant Payment Date.

FMVD	=	Fair Market Value Discount, as measured on such Payment Date, which is equal to the quotient (expressed as percentage) of (a) one divided by (b) the sum of (i) one, plus (ii) the product of (A) the Prime Rate on such Payment Date, and (B) a fraction, the numerator of which is the Days’ Sales Outstanding (calculated as of the last Business Day of the calendar month next preceding such Payment Date) and the denominator of which is 365.

“Payment Date” means (i) the Closing Date and (ii) each Business Day thereafter that the Sellers are open for business.

“Prime Rate” means a per annum rate equal to the “Prime Rate” as published in the “Money Rates” section of The Wall Street Journal or if such information ceases to be published in The Wall Street Journal, such other publication as determined by the Administrator in its sole discretion.

ARTICLE III

PAYMENT OF PURCHASE PRICE

SECTION 3.1 Initial Purchase Price Payment. On the terms and subject to the conditions set forth in this Agreement, the Buyer agrees to pay to each Seller the Purchase Price for the purchase to be made from such Seller on the Closing Date partially in cash (in an amount to be agreed between the Buyer and such Seller and set forth in the initial Purchase Report) and partially by issuing a promissory note in the form of Exhibit A to such Seller with an initial principal balance equal to sum of (x) the remaining Purchase Price, plus (y) the applicable initial principal amount (if any) set forth in Section 1.6 (each such promissory note, as it may be amended, supplemented, endorsed or otherwise modified from time to time, together with all promissory notes issued from time to time in substitution therefor or renewal thereof in accordance with the Transaction Documents, each being herein called a “Demand Note”).

SECTION 3.2 Subsequent Purchase Price Payments. On each Payment Date subsequent to the Closing Date, on the terms and subject to the conditions set forth in this Agreement, the Buyer shall pay to each Seller the Purchase Price for the Receivables generated by such Seller on such Payment Date (i) in cash or (ii) if elected by the Buyer in its sole discretion, by increasing the principal amount outstanding under such Seller’s Demand Note by an amount equal to the portion (if any) of such Purchase Price not otherwise paid in cash pursuant to clause (i) above.

Each Seller shall make all appropriate record keeping entries with respect to each of the Demand Notes to reflect the foregoing payments and reductions made pursuant to Section 3.3, and each Seller’s books and records shall constitute rebuttable presumptive evidence of the principal amount of, and accrued interest on, each of the Demand Notes at any time. Each Seller shall mark the Demand Notes “CANCELED” and to return such Demand Notes to the Buyer upon the final payment thereof after the occurrence of the Purchase and Sale Termination Date.

SECTION 3.3 Settlement as to Specific Receivables and Dilution.

(a) If, (i) on the day of purchase or contribution of any Receivable from an Seller hereunder, any of the representations or warranties set forth in Sections 5.10, 5.15 and 5.17 are not true with respect to such Receivable or (ii) as a result of any action or inaction (other than solely as a result of the failure to collect such Receivable due to a discharge in bankruptcy or similar insolvency proceeding or other credit related reasons with respect to the relevant Obligor) of such Seller, on any subsequent day, any of such representations or warranties set forth in Sections 5.10, 5.15 and 5.17 is no longer true with respect to such Receivable, then the Purchase Price with respect to such Receivable shall be reduced by an amount equal to the Outstanding Balance of such Receivable and shall be accounted to such Seller as provided in clause (c) below; provided, that if the Buyer thereafter receives payment on account of Collections due with respect to such Receivable, the Buyer promptly shall deliver such funds to such Seller.

(b) If, on any day, the Outstanding Balance of any Receivable purchased hereunder is reduced or adjusted as a result of any defective, rejected, returned goods or services, or any discount or other adjustment made by any Seller, the Buyer or the Servicer or any setoff or dispute between any Seller or the Servicer and an Obligor as indicated on the books of the Buyer (or, for periods prior to the Closing Date, the books of such Seller), then the Purchase Price with respect to such Receivable shall be reduced by the amount of such net reduction and shall be accounted to such Seller as provided in clause (c) below.

(c) Any reduction in the Purchase Price of any Receivable pursuant to clause (a) or (b) above shall be applied as a credit for the account of the Buyer against the Purchase Price of Receivables subsequently purchased by the Buyer from such Seller hereunder; provided, however if there have been no purchases of Receivables from such Seller (or insufficiently large purchases of Receivables) to create a Purchase Price sufficient to so apply such credit against, the amount of such credit:

(i) to the extent of any outstanding principal balance under the Demand Note payable to such Seller, shall be deemed to be a payment under, and shall be deducted from the principal amount outstanding under, the Demand Note payable to such Seller; and

(ii) after making any deduction pursuant to clause (i) above, shall be paid in cash to the Buyer by such Seller in the manner and for application as described in the following proviso;

provided, further, that at any time (y) when a Termination Event or an Unmatured Termination Event exists under the Receivables Purchase Agreement or (z) on or after the Purchase and Sale Termination Date, the amount of any such credit shall be paid by such Seller to the SPV (as Buyer’s assignee) by deposit in immediately available funds into a Collection Account for application by the Servicer to the same extent as if Collections of the applicable Receivable in such amount had actually been received on such date.

SECTION 3.4 Reconveyance of Receivables. In the event that a Seller has paid to the Buyer the full Outstanding Balance of any Receivable pursuant to Section 3.3, the Buyer shall reconvey such Receivable to such Seller, without representation or warranty, but free and clear of all liens, security interests, charges, and encumbrances created by the Buyer.

ARTICLE IV

CONDITIONS OF PURCHASES

SECTION 4.1 Conditions Precedent to Initial Purchase. The initial purchase hereunder is subject to the condition precedent that the Buyer and the Administrator (as the Buyer’s and the SPV’s assignee) and each Purchaser Agent shall have received, on or before the Closing Date, the following, each (unless otherwise indicated) dated the Closing Date, and each in form and substance satisfactory to the Buyer and the Administrator and each Purchaser Agent:

(a) A copy of the resolutions of the board of directors or managers of each Seller approving the Transaction Documents to be executed and delivered by it and the transactions contemplated hereby and thereby, certified by the Secretary or Assistant Secretary of such Seller;

(b) Good standing certificates for each Seller issued as of a recent date acceptable to the Buyer and the Administrator (as the Buyer’s assignee) by the Secretary of State of the jurisdiction of such Seller’s organization and each jurisdiction where such Seller is qualified to transact business;

(c) A certificate of the Secretary or Assistant Secretary of each Seller certifying the names and true signatures of the officers authorized on such Person’s behalf to sign the Transaction Documents to be executed and delivered by it (on which certificate the Servicer, the Buyer, the Administrator and each Purchaser Agent may conclusively rely until such time as the Servicer, the Buyer, the Administrator and each Purchaser Agent shall receive from such Person a revised certificate meeting the requirements of this clause (c));

(d) The certificate or articles of incorporation or other organizational document of each Seller duly certified by the Secretary of State of the jurisdiction of such Seller’s organization as of a recent date, together with a copy of the by-laws of such Seller, each duly certified by the Secretary or an Assistant Secretary of such Seller;

(e) Proper financing statements to be filed on or promptly after the Closing Date or time-stamped receipt copies of proper financing statements filed prior to the Closing Date, as applicable, name each Seller as the debtor/seller, the Buyer as the buyer/assignor, the SPV as a subsequent buyer/assignor and the Administrator as ultimate secured party/assignee of the Receivables generated by such Seller as may be necessary or, in the Buyer’s or the Administrator’s opinion, desirable under the UCC of all appropriate jurisdictions to perfect the Buyer’s ownership interest in all Receivables and such other rights, accounts, instruments and moneys (including, without limitation, Related Security) in which an ownership or security interest has been assigned to it hereunder;

(f) A written search report from a Person satisfactory to the Buyer and the Administrator listing all effective financing statements that name the Sellers as debtors or sellers and that are filed in all jurisdictions in which filings may be made against such Person pursuant to the applicable UCC, together with copies of such financing statements, and tax and judgment lien search reports from a Person satisfactory to the Buyer showing no evidence of such liens filed against any Seller;

(g) Proper financing statements to be filed on or promptly after the Closing Date or time-stamped receipt copies of proper financing statements filed prior to the Closing Date, as applicable, necessary to release all security interests and other rights of any Person in the Transferred Assets previously granted by any Seller;

(h) A favorable opinion of King & Spalding LLP, counsel to the Sellers, in form and substance satisfactory to the Buyer, the Administrator and each Purchaser Agent;

(i) A Demand Note in favor of each Seller, duly executed by the Buyer; and

(j) Evidence (i) of the execution and delivery by each of the parties thereto of each of the other Transaction Documents to be executed and delivered in connection herewith and (ii) that each of the conditions precedent to the execution, delivery and effectiveness of such other Transaction Documents has been satisfied to the Buyer’s and the Administrator’s satisfaction.

SECTION 4.2 Certification as to Representations and Warranties. Each Seller, by accepting the Purchase Price related to each purchase of Receivables generated by such Seller, shall be deemed to have certified that the representations and warranties contained in Article V, as from time to time amended in accordance with the terms hereof, are true and correct on and as of such day, with the same effect as though made on and as of such day (except for representations and warranties which apply to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

In order to induce the Buyer to enter into this Agreement and to make purchases hereunder, each Seller hereby represents and warrants with respect to itself that each representation and warranty concerning it or the Receivables sold by it hereunder, that is contained in the Receivables Purchase Agreement is true and correct, and hereby makes the representations and warranties set forth in this Article V.

SECTION 5.1 Existence and Power. Such Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted except if failure to have such licenses, authorizations, consents or approvals would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.2 Buyer and Governmental Authorization, Contravention. The execution, delivery and performance by such Seller of this Agreement are within such Seller’s company powers, have been duly authorized by all necessary company action, require no action by or in respect of, or filing with (other than the filing of the UCC financing statements and continuation statements contemplated hereunder), any governmental body, agency or official, and, do not contravene, or constitute a default under, any provision of applicable law or regulation or of the organizational documents of such Seller or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Seller or result in the creation or imposition of any lien (other than liens in favor of the Buyer, SPV and Administrator under the Transaction Documents) on assets of such Seller or any of its Subsidiaries.

SECTION 5.3 Binding Effect of Agreement. This Agreement and each of the other Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

SECTION 5.4 Accuracy of Information. All information heretofore furnished by such Seller to the Buyer, the Administrator or any Purchaser Agent pursuant to or in connection with this Agreement or any other Transaction Document or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by such Seller to the Buyer, the Administrator or any Purchaser Agent in writing pursuant to this Agreement or any Transaction Document will be, true and accurate in all material respects on the date such information is stated or certified.

SECTION 5.5 Actions, Suits. Except as set forth in Schedule IV, there are no actions, suits or proceedings pending or, to the best of such Seller’s knowledge, threatened against or affecting such Seller or any of its Affiliates or their respective properties, in or before any court, arbitrator or other body, which could reasonably be expected to have a Material Adverse Effect upon the ability of such Seller (or such Affiliate) to perform its obligations under this Agreement or any other Transaction Document to which it is a party.

SECTION 5.6 Taxes. Such Seller has filed or caused to be filed all U.S. federal income tax returns and all other material returns, statements, forms and reports for taxes, domestic or foreign, required to be filed by it and has paid all taxes payable by it which have become due or any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority.

SECTION 5.7 Compliance with Applicable Laws. Such Seller is in compliance with the requirements of all applicable laws, rules, regulations and orders of all governmental authorities except to the extent that the failure to comply would not be reasonably expected to have a Material Adverse Effect. In addition, no Receivable sold hereunder contravenes any laws, rules or regulations applicable thereto or to such Seller.

SECTION 5.8 Reliance on Separate Legal Identity. Such Seller acknowledges that each of the Purchasers, the Purchaser Agents and the Administrator are entering into the Transaction Documents to which they are parties in reliance upon the SPV’s identity as a legal entity separate from such Seller, the Buyer and their respective Affiliates.

SECTION 5.9 Investment Company. Such Seller is not an “investment company,” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 5.10 Perfection. Immediately preceding its sale of each Receivable hereunder, such Seller was the owner of such Receivable sold or purported to be sold, free and clear of any Adverse Claims, other than Permitted Encumbrances, and each such sale hereunder constitutes a valid sale, transfer and assignment of all of such Seller’s right, title and interest in, to and under the Receivables sold by it, free and clear of any Adverse Claims, other than Permitted Encumbrances. On or before the date hereof and before the generation by such Seller of any new Receivable to be sold or otherwise conveyed hereunder, all financing statements and other documents, if any, required to be recorded or filed in order to perfect and protect the Buyer’s ownership interest in such Receivable against all creditors of and purchasers from such Seller will have been duly filed in each filing office necessary for such purpose, and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.

SECTION 5.11 Creation of Receivables. Such Seller has exercised at least the same degree of care and diligence in the creation of the Receivables sold or otherwise transferred hereunder as it has exercised in connection with the creation of receivables originated by it and not so transferred hereunder.

SECTION 5.12 Credit and Collection Policy. Such Seller has complied in all material respects with its Credit and Collection Policy in regard to each Receivable sold by it hereunder and related Contract.

SECTION 5.13 Enforceability of Contracts. Each Contract related to any Receivable sold by such Seller hereunder is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the outstanding balance of such Receivable, enforceable against the Obligor in accordance with its terms, without being subject to any defense, deduction, offset or counterclaim and such Seller has fully performed its obligations under such Contract.

SECTION 5.14 Location and Offices. As of the date hereof, such Seller’s location (as such term is defined in the applicable UCC) is at the address set forth on Schedule I hereto, and such location has not been changed for at least four months before the date hereof. The offices where such Seller keeps all records concerning the Receivables are located at the addresses set forth on Schedule II hereto or such other locations of which the Buyer and the Administrator (as the Buyer’s assignee) has been given written notice in accordance with the terms hereof.

SECTION 5.15 Good Title. Upon the creation of each new Receivable sold or otherwise conveyed or purported to be conveyed hereunder and on the Closing Date for then existing Receivables, the Buyer shall have a valid and perfected first priority ownership interest in each Receivable sold to it hereunder, free and clear of any Adverse Claim other than Permitted Encumbrances.

SECTION 5.16 Names. Except as described in Schedule III, such Seller has not used any corporate or company names, trade names or assumed names other than its name set forth on the signature pages of this Agreement at any time during the previous five years.

SECTION 5.17 Nature of Receivables. Each Pool Receivable purchased hereunder and included in the calculation of Net Receivables Pool Balance is, on the date of such purchase or contribution, an Eligible Receivable.

SECTION 5.18 Bulk Sales, Margin Regulations, No Fraudulent Conveyance, Investment Company. No transaction contemplated hereby requires compliance with or will become subject to avoidance under any bulk sales act or similar law. No use of funds obtained by such Seller hereunder will conflict with or contravene Regulation T, U or X of the Federal Reserve Board. No purchase hereunder constitutes a fraudulent transfer or conveyance under any United States federal or applicable state bankruptcy or insolvency laws or is otherwise void or voidable under such or similar laws or principles or for any other reason.

SECTION 5.19 Solvency. On the date hereof, and on the date of each purchase or contribution hereunder (both before and after giving effect to such purchase or contribution), such Seller shall be Solvent.

SECTION 5.20 Licenses, Contingent Liabilities, and Labor Controversies.

(a) Such Seller has not failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business.

(b) There are no labor controversies pending against such Seller that have had (or could be reasonably expected to have) a Material Adverse Effect.

SECTION 5.21 Anti-Money Laundering/International Trade Law Compliance. Such Seller is not a Sanctioned Person. Such Seller, either in its own right or through any third party, (a) has none of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) does no business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (c) does not engage in any dealings or transactions prohibited by any Anti-Terrorism Law.

SECTION 5.22 Reaffirmation of Representations and Warranties by the Seller. On each day that a new Receivable is created, and when sold to the Buyer hereunder, such Seller shall be deemed to have certified that all representations and warranties set forth in this Article V are true and correct on and as of such day (except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct as of such earlier date)).

ARTICLE VI

COVENANTS OF THE SELLERS

SECTION 6.1 Affirmative Covenants. From the date hereof until the first day following the Purchase and Sale Termination Date, each Seller will, unless the Administrator, the SPV, the Buyer and the Majority Purchaser Agents shall otherwise consent in writing:

(a) General Information. Such Seller shall furnish to the Buyer, the SPV, the Administrator and each Purchaser Agent such information as such Person may from time to time reasonably request.

(b) Furnishing of Information and Inspection of Records. Such Seller will furnish to the Buyer, the SPV, the Administrator and each Purchaser Agent from time to time such information with respect to the Receivables as such Person may reasonably request. Such Seller will, at such Seller’s expense, during regular business hours with prior written notice (i) so long as no Termination Event has occurred, not more than once during each fiscal quarter, permit the Buyer, the SPV, the Administrator or any Purchaser Agent, or their respective agents or representatives, (A) to examine and make copies of and abstracts from all books and records relating to the Receivables or other Pool Assets and (B) to visit the offices and properties of such Seller for the purpose of examining such books and records, and to discuss matters relating to the Receivables, other Related Rights or such Seller’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of such Seller (provided that representatives of such Seller are present during such discussions) having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at Seller’s expense, upon reasonable prior written notice from the Buyer, the SPV, the Administrator or any Purchaser Agent, permit certified public accountants or other auditors acceptable to the Administrator and the Majority Purchaser Agents to conduct, a review of its books and records with respect to the Receivables; provided, that such Seller shall only be responsible for the expenses incurred in connection with one (1) review for any calendar year pursuant to this clause (ii), so long as no Termination Event has occurred.

(c) Keeping of Records and Books. Such Seller will have and maintain (i) administrative and operating procedures (including an ability to recreate records if originals are destroyed), (ii) adequate facilities, personnel and equipment and (iii) all records and other information reasonably necessary for collection of the Receivables originated by such Seller (including records adequate to permit the daily identification of each new such Receivable and all Collections of, and adjustments to, each existing such Receivable). Such Seller will give the Buyer, the SPV, the Administrator and each Purchaser Agent prior notice of any change in such administrative and operating procedures that causes them to be materially different from the procedures described to the Buyer, the SPV, the Administrator and each Purchaser Agent on or before the date hereof as such Seller’s then existing or planned administrative and operating procedures for collecting Receivables.

(d) Performance and Compliance with Receivables and Contracts. Such Seller will at its expense timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under all Contracts or other documents or agreements related to the Receivables.

(e) Credit and Collection Policy. Such Seller will comply in all material respects with its Credit and Collection Policy in regard to each Receivable originated by it and any related Contract or other related document or agreement.

(f) Receivables Purchase Agreement. Such Seller will perform and comply in all material respects with each covenant and other undertaking in the Receivables Purchase Agreement that the Buyer undertakes to cause such Seller to perform, subject to any grace periods for such performance provided for in the Receivables Purchase Agreement.

(g) Preservation of Existence. Such Seller shall preserve and maintain its existence as a corporation, partnership or limited liability company, as applicable, and all rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign corporation, partnership or limited liability company, as applicable, in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would be reasonably expected to have a Material Adverse Effect.

(h) Location of Records. Keep its location (as such term is defined in the applicable UCC), and the offices where it keeps its records concerning or related to Receivables, at the address(es) referred to in Schedule I or Schedule II, respectively, or, upon 30 days’ prior written notice to the Buyer, the SPV, the Administrator and each Purchaser Agent, at such other locations in jurisdictions where all action required by Section 7.3 shall have been taken and completed.

(i) Legend. Each Seller shall place on the most recent and on all subsequent, summary master control data processing reports a legend or notification stating that the Pool Receivables have been sold to the Buyer pursuant to this Agreement, sold or contributed to the SPV pursuant to the Amended and Restated Purchase and Sale Agreement and sold or pledged to the Administrator pursuant to the Receivables Purchase Agreement.

SECTION 6.2 Reporting Requirements. From the date hereof until the first day following the Purchase and Sale Termination Date, each Seller will, unless the Buyer, the SPV, the Administrator and the Majority Purchaser Agents shall otherwise consent in writing, furnish to the Buyer, the Administrator and the Majority Purchaser Agents:

(a) Purchase and Sale Termination Events. As soon as possible, and in any event within three (3) Business Days after such Seller becomes aware of the occurrence of each Purchase and Sale Termination Event or each event which with notice or the passage of time or both would become a Purchase and Sale Termination Event (an “Unmatured Purchase and Sale Termination Event”), a written statement of the chief financial officer or chief accounting officer of such Seller describing such Purchase and Sale Termination Event or Unmatured Purchase and Sale Termination Event and the action that such Seller proposes to take with respect thereto, in each case in reasonable detail;

(b) Proceedings. As soon as possible and in any event within three (3) Business Days after such Seller becomes aware thereof, written notice of (i) litigation, investigation or proceeding of the type described in Section 5.5 not previously disclosed to the Buyer, the Administrator and each Purchaser Agent which would reasonably be expected to have a Material Adverse Effect, and (ii) all material adverse developments that have occurred with respect to any previously disclosed litigation, proceedings and investigations; and

(c) Other. Promptly, from time to time, such other information, documents, records or reports respecting the Receivables or the conditions or operations, financial or otherwise, of such Seller as the Buyer, the Administrator or any Purchaser Agent may from time to time reasonably request in order to protect the interests of the Buyer, the Purchasers, the Purchaser Agents or the Administrator under or as contemplated by the Transaction Documents.

SECTION 6.3 Negative Covenants. From the date hereof until the first date following the Purchase and Sale Termination Date when no Aggregate Capital or Discount with respect to the Purchased Interest remains outstanding and all obligations of such Seller to the Buyer and its assigns have been satisfied in full, each Seller agrees that, unless the Buyer, the Administrator and the Majority Purchaser Agents shall otherwise consent in writing, it shall not:

(a) Sales, Liens, Etc. Except as otherwise provided herein or in any other Transaction Document, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim (other than Permitted Encumbrances) upon or with respect to, any Receivable sold or otherwise conveyed or purported to be sold or otherwise conveyed hereunder or related Contract or Related Security, or any interest therein, or any Collections thereon, or assign any right to receive income in respect thereof.

(b) Extension or Amendment of Receivables. Except as otherwise permitted in Section 4.2(a) of the Receivables Purchase Agreement and the applicable Credit and Collection Policy, extend, amend or otherwise modify the terms of any Receivable in any material respect generated by it that is sold or otherwise conveyed hereunder, or amend, modify or waive, in any material respect, the provisions of any Contract related thereto.

(c) Change in Business or Credit and Collection Policy. (i) Make any change in the character of its business, which change would impair the collectibility of any Pool Receivable or (ii) make any change in its Credit and Collection Policy that would reasonably be expected to materially adversely affect the collectibility of the Receivables, the enforceability of any related Contract or its ability to perform its obligations under the related Contract or the Transaction Documents, in the case of either (i) or (ii) above, without the prior written consent of the Administrator and the Majority Purchaser Agents. No Seller shall make any written change in any Credit and Collection Policy without giving prior written notice thereof to the Administrator and the Majority Purchaser Agents.

(d) Receivables Not to be Evidenced by Promissory Notes or Chattel Paper. Except as otherwise provided in the Receivables Purchase Agreement in regard to servicing, take any action to cause or permit any Receivable generated by it that is sold by it hereunder to become evidenced by any “instrument” or “chattel paper” (as defined in the applicable UCC).

(e) Mergers, Acquisitions, Sales, etc. (i) Be a party to any merger, consolidation or other restructuring, except a merger, consolidation or other restructuring where the Buyer, the Administrator and each Purchaser Agent have each (A) received 30 days’ prior notice thereof, (B) consented in writing thereto, (C) received executed copies of all documents, certificates and opinions (including, without limitation, opinions relating to bankruptcy and UCC matters) as the Buyer, the Administrator or any Purchaser Agent shall request and (D) been satisfied that all other action to perfect and protect the interests of the Buyer and the Administrator, on behalf of the Purchasers, in and to the Receivables to be sold by it hereunder and other Related Rights, as requested by the Buyer, the Administrator or any Purchaser Agent shall have been taken by, and at the expense of such Seller (including the filing of any UCC financing statements, the receipt of certificates and other requested documents from public officials and all such other actions required pursuant to Section 7.3) or (ii) directly or indirectly sell, transfer, assign, convey or lease (A) whether in one or a series of transactions, all or substantially all of its assets (other than Receivables or interests therein which shall be governed by clause (B) below) or (B) any Receivables or any interest therein (other than pursuant to this Agreement) unless such Receivables are created after the Purchase and Sale Termination Date and are not financed under the Transaction Documents.

(f) Collection Account Banks. Make any changes in its instructions to Obligors regarding Collections on Receivables sold or otherwise conveyed by it hereunder or add or terminate any bank as a Collection Account Bank unless the requirements of Section 1(f) of Exhibit IV to the Receivables Purchase Agreement have been met.

(g) Accounting for Purchases. Account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than as sales of the Transferred Assets by such Seller to the Buyer.

(h) Transaction Documents. Enter into, execute, deliver or otherwise become bound after the Closing Date by any agreement, instrument, document or other arrangement that restricts the right of such Seller to amend, supplement, amend and restate or otherwise modify, or to extend or renew, or to waive any right under, this Agreement or any other Transaction Document.

SECTION 6.4 Substantive Consolidation. Each Seller hereby acknowledges that this Agreement and the other Transaction Documents are being entered into in reliance upon the SPV’s identity as a legal entity separate from such Seller, the Buyer and their respective Affiliates. Therefore, from and after the date hereof, each Seller shall take all reasonable steps necessary to make it apparent to third Persons that the SPV is an entity with assets and liabilities distinct from those of such Seller and any other Person, and is not a division of such Seller, its

Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, such Seller shall take such actions as shall be required in order that:

(a) such Seller shall not be involved in the day to day management of the SPV;

(b) such Seller shall maintain separate corporate records and books of account from the SPV and otherwise will observe corporate formalities and have a separate area from the SPV for its business (which may be located at the same address as the SPV, and, to the extent that it and the SPV have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and each shall bear its fair share of such expenses);

(c) the financial statements and books and records of such Seller shall be prepared after the date of creation of the SPV to reflect and shall reflect the separate existence of the SPV; provided, that the SPV’s assets and liabilities may be included in a consolidated financial statement issued by an affiliate of the SPV; provided, however, that any such consolidated financial statement or the notes thereto shall make clear that the SPV’s assets are not available to satisfy the obligations of such affiliate;

(d) except as permitted by the Receivables Purchase Agreement, (i) such Seller shall maintain its assets (including, without limitation, deposit accounts) separately from the assets (including, without limitation, deposit accounts) of the SPV and (ii) the SPV’s assets, and records relating thereto, have not been, are not, and shall not be, commingled with those of the SPV;

(e) all of the SPV’s business correspondence and other communications shall be conducted in the SPV’s own name and on its own stationery;

(f) such Seller shall not act as an agent for the SPV, other than FleetCor in its capacity as the Servicer, and in connection therewith, FleetCor shall present itself to the public as an agent for the SPV and a legal entity separate from the SPV;

(g) such Seller shall not conduct any of the business of the SPV in its own name;

(h) such Seller shall not pay any liabilities of the SPV out of its own funds or assets;

(i) such Seller shall maintain an arm’s-length relationship with the SPV;

(j) such Seller shall not assume or guarantee or become obligated for the debts of the SPV or hold out its credit as being available to satisfy the obligations of the SPV;

(k) such Seller shall not acquire obligations of the SPV;

(l) such Seller shall allocate fairly and reasonably overhead or other expenses that are properly shared with the SPV, including, without limitation, shared office space;

(m) such Seller shall identify and hold itself out as a separate and distinct entity from the SPV;

(n) such Seller shall correct any known misunderstanding respecting its separate identity from the SPV;

(o) such Seller shall not enter into, or be a party to, any transaction with the SPV, except in the ordinary course of its business and on terms which are intrinsically fair and not less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party;

(p) such Seller shall not pay the salaries of the SPV’s employees, if any; and

(q) to the extent not already covered in paragraphs (a) through (p) above, such Seller shall comply and/or act in accordance with all of the other separateness covenants set forth in Section 3 of Exhibit IV to the Receivables Purchase Agreement.

SECTION 6.5 Seller shall not become a Sanctioned Person. Such Seller, either in its own right or through any third party, will not (a) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (c) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (d) use the proceeds of any Purchase under this Agreement to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law. The funds used to repay such Seller’s obligations under the Transaction Documents will not be derived from any unlawful activity. The Seller shall comply with all Anti-Terrorism Laws. The Seller shall promptly notify the Administrator in writing upon the occurrence of a Reportable Compliance Event.

ARTICLE VII

ADDITIONAL RIGHTS AND OBLIGATIONS

IN RESPECT OF RECEIVABLES

SECTION 7.1 Rights of the Buyer. Each Seller hereby authorizes the Buyer, the SPV, the Servicer or their respective designees or assignees under the Receivables Purchase Agreement (including, without limitation, the Administrator) to take any and all steps in such Seller’s name necessary or desirable, in their respective determination, to collect all amounts due under any and all Receivables sold or otherwise conveyed or purported to be conveyed by it hereunder, including, without limitation, endorsing the name of such Seller on checks and other instruments representing Collections and enforcing such Receivables and the provisions of the related Contracts that concern payment and/or enforcement of rights to payment.

SECTION 7.2 Responsibilities of the Sellers. Anything herein to the contrary notwithstanding:

(a) Collection Procedures. Each Seller agrees to direct its respective Obligors to make payments of Receivables that were billed or invoiced after December 14, 2014 sold or otherwise conveyed or purported to be conveyed by it hereunder directly to a post office box related to the relevant Collection Account or related Lock-Box at a Collection Account Bank. Each Seller further agrees to transfer any Collections of Receivables sold or conveyed by it hereunder that it receives directly to a Collection Account within two (2) Business Days of receipt thereof, and agrees that all such Collections shall be deemed to be received in trust for the Seller (as assignee of the Buyer) and the Administrator (for the benefit of the Purchasers).

(b) Each Seller shall perform its obligations hereunder, and the exercise by the Buyer or its assignees or designees of its rights hereunder shall not relieve such Seller from such obligations.

(c) None of the Buyer, the SPV, the Servicer, the Purchasers, the Purchaser Agents or the Administrator shall have any obligation or liability to any Obligor or any other third Person with respect to any Receivables, Contracts related thereto or any other related agreements, nor shall the Buyer, the SPV, the Servicer, the Purchasers, the Purchaser Agents or the Administrator be obligated to perform any of the obligations of such Seller thereunder (in each case, with respect to the Servicer and the Performance Guarantors, except as set forth in the Transaction Documents to which they are a party).

(d) Each Seller hereby grants to the Administrator an irrevocable power of attorney, with full power of substitution, coupled with an interest, during the occurrence and continuation of a Purchase and Sale Termination Event to take in the name of such Seller all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by such Seller or transmitted or received by the Buyer (whether or not from such Seller) in connection with any Receivable sold or otherwise conveyed or purported to be conveyed by it hereunder or Related Right.

SECTION 7.3 Further Action Evidencing Purchases. Each Seller agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Buyer, the SPV, the Servicer, the Administrator or any Purchaser Agent may reasonably request in order to perfect, protect or more fully evidence the Transferred Assets purchased by the Buyer hereunder, or to enable the Buyer, the SPV, the Servicer, the Administrator or any Purchaser Agent to exercise or enforce any of its rights hereunder or under any other Transaction Document. Without limiting the generality of the foregoing, upon the request of the Buyer, the SPV, the Administrator or any Purchaser Agent, such Seller will:

(a) execute (if applicable), authorize and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate; and

(b) on the Closing Date and from time to time, if requested thereafter, mark the master data processing records that evidence or list such Receivables and related Contracts with the legend set forth in Section 6.1(i).

Each Seller hereby authorizes the Buyer or its designee (including, without limitation, the Administrator) to file one or more financing or continuation statements, and amendments thereto and assignments thereof, without the signature of such Seller, relative to all or any of the Receivables sold or otherwise conveyed or purported to be conveyed by it hereunder and Related Rights now existing or hereafter generated by such Seller. If any Seller fails to perform any of its agreements or obligations under this Agreement, the Buyer or its designee (including, without limitation, the Administrator) may (but shall not be required to) itself perform, or cause the performance of, such agreement or obligation, and the expenses of the Buyer or its designee (including, without limitation, the Administrator) incurred in connection therewith shall be payable by such Seller.

SECTION 7.4 Application of Collections. Any payment by an Obligor in respect of any indebtedness owed by it to any Seller shall, except as otherwise specified by such Obligor or required by applicable law and unless otherwise instructed by the Servicer (with the prior written consent of the Administrator) or the Administrator, be applied as a Collection of any Receivable or Receivables of such Obligor to the extent of any amounts then due and payable thereunder before being applied to any other indebtedness of such Obligor.

SECTION 7.5 Ordinary Course of Business. Each Seller and the Buyer represents and warrants as to itself that if, notwithstanding the stated intentions of the parties, the transactions contemplated hereby are characterized as loans secured by the Transferred Assets, then each remittance of Collections by or on behalf of such Seller to the Buyer under this Agreement will have been (i) in payment of a debt incurred by such Seller in the ordinary course of business or financial affairs of such Seller and the Buyer and (ii) made in the ordinary course of business or financial affairs of such Seller and the Buyer.

ARTICLE VIII

PURCHASE AND SALE TERMINATION EVENTS

SECTION 8.1 Purchase and Sale Termination Events. Each of the following events or occurrences described in this Section 8.1 shall constitute a “Purchase and Sale Termination Event” for purposes of this Agreement:

(a) Any Seller shall fail to make when due any payment or deposit to be made by it under this Agreement or any other Transaction Document to which it is a party and such failure shall remain unremedied for three (3) Business Days; or

(b) Any representation or warranty made or deemed to be made by any Seller (or any of its officers) under or in connection with this Agreement, any other Transaction Documents to which it is a party, or any other information or report delivered pursuant hereto or thereto shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered; or

(c) Any Seller shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Transaction Document to which it is a party on its part to be performed or observed and such failure shall continue for thirty (30) days after the earlier of such Seller’s knowledge or notice thereof.

SECTION 8.2 Remedies.

(a) Optional Termination. Upon the occurrence of a Purchase and Sale Termination Event, the Buyer shall have the option, by notice to the Sellers (with a copy to the Administrator), to declare the Purchase Facility as terminated.

(b) Remedies Cumulative. Upon any termination of the Purchase Facility pursuant to Section 8.2(a), the Buyer shall have, in addition to all other rights and remedies under this Agreement, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative.

ARTICLE IX

INTENTIONALLY OMITTED

ARTICLE X

MISCELLANEOUS

SECTION 10.1 Amendments, etc.

(a) The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and executed by the Buyer and each Seller, with the prior written consent of the SPV, the Administrator and the Majority Purchaser Agents.

(b) No failure or delay on the part of the Buyer, the SPV, the Servicer, the Administrator, any Purchaser Agent, any Seller or any third party beneficiary in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Buyer, the SPV, the Servicer, the Administrator, any Purchaser Agent or any Seller in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Buyer, the SPV, the Administrator, any Purchaser Agent or the Servicer under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

(c) The Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter thereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter thereof, superseding all prior oral or written understandings.

SECTION 10.2 Notices, etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be delivered or sent by facsimile, or by overnight mail, to the intended party at the mailing address or facsimile number of such party set forth under its name on the signature pages hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto or in the case of the Administrator or any Purchaser Agent, at their respective address for notices pursuant to the Receivables Purchase Agreement. All such notices and communications shall be effective (i) if delivered by overnight mail, when received, and (ii) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means.

SECTION 10.3 No Waiver; Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, each Seller hereby authorizes the Buyer, at any time and from time to time, to the fullest extent permitted by law, to set off, against any obligations of such Seller to the Buyer arising in connection with the Transaction Documents that are then due and payable or that are not then due and payable but have accrued, any and all indebtedness at any time owing by the Buyer to or for the credit or the account of such Seller.

SECTION 10.4 Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the Buyer and each Seller and their respective successors and permitted assigns. No Seller may assign any of its rights hereunder or any interest herein without the prior written consent of the Buyer, the SPV, the Administrator and each Purchaser Agent, except as otherwise herein specifically provided. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as the parties hereto shall agree. The rights and remedies with respect to any breach of any representation and warranty made by any Seller pursuant to Article V shall be continuing and shall survive any termination of this Agreement.

SECTION 10.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 10.6 Intentionally Omitted.

SECTION 10.7 SUBMISSION TO JURISDICTION. EACH PARTY HERETO HEREBY IRREVOCABLY (a) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK OR THE FEDERAL COURT OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT; (b) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE OR UNITED

STATES FEDERAL COURT; (c) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING; (d) IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO SUCH PERSON AT ITS ADDRESS SPECIFIED IN SECTION 10.2; AND (e) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS SECTION 10.7 SHALL AFFECT THE COMPANY’S RIGHT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING ANY ACTION OR PROCEEDING AGAINST ANY SELLER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTIONS.

SECTION 10.8 WAIVER OF JURY TRIAL. EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AND AGREES THAT (a) ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND (b) ANY PARTY HERETO (OR ANY ASSIGNEE OR THIRD PARTY BENEFICIARY OF THIS AGREEMENT) MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.

SECTION 10.9 Captions and Cross References; Incorporation by Reference. The various captions (including, without limitation, the table of contents) in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. References in this Agreement to any underscored Section or Exhibit are to such Section or Exhibit of this Agreement, as the case may be. The Exhibits hereto are hereby incorporated by reference into and made a part of this Agreement.

SECTION 10.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

SECTION 10.11 Acknowledgment and Agreement. By execution below, each Seller expressly acknowledges and agrees that all of the Buyer’s rights, title, and interests in, to, and under this Agreement (but not its obligations), shall be assigned by the Buyer to the SPV pursuant to the Purchase and Sale Agreement, and by the SPV to the Administrator (for the benefit of the Purchasers) pursuant to the Receivables Purchase Agreement, and each Seller consents to such assignments. Each of the parties hereto acknowledges and agrees that the SPV, the Purchasers, the Purchaser Agents and the Administrator are third party beneficiaries of the rights of the Buyer arising hereunder and under the other Transaction Documents to which any Seller is a party.

SECTION 10.12 No Proceeding. Each Seller hereby agrees that it will not institute, or join any other Person in instituting, against the SPV any Insolvency Proceeding so long as any of the Demand Notes remains outstanding and for at least one year and one day following the day on which the aggregate outstanding principal amount of each Demand Note is paid in full. The agreements in this Section 10.12 shall survive any termination of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

COMDATA INC., as Buyer

By:	/s/ Robert E. Kribbs
Name:	Robert E. Kribbs
Title:	Vice President, Treasurer
Address:	Comdata Inc.
5301 Maryland Way
Brentwood, TN 37027

S-1	Receivables Purchase and Sale Agreement

COMDATA TN, INC., as a Seller

By:	/s/ Lisa E. Peerman
Name:	Lisa E. Peerman
Title:

Address:	Comdata TN, Inc
5301 Maryland Way
Brentwood, TN 37027

COMDATA NETWORK, INC. OF CALIFORNIA, as a Seller

By:	/s/ Lisa E. Peerman
Name:	Lisa E. Peerman
Title:

Address:	Comdata Network, Inc. of California
5301 Maryland Way
Brentwood, TN 37027

Schedule I-1	Receivables Purchase and Sale Agreement

Schedule I

LOCATION OF EACH SELLER

Seller	Location
Comdata TN, Inc.	Tennessee

Comdata Network, Inc. of California	California

S-2	Purchase and Sale Agreement

Schedule II

LOCATION OF BOOKS AND RECORDS OF SELLERS

Seller	Location of Books and Records
Comdata TN, Inc.	Accounting and Non-Accounting Records 5301 Maryland Way Brentwood, TN 37027

Comdata Network, Inc. of California	Accounting and Non-Accounting Records 5301 Maryland Way Brentwood, TN 37027

Schedule II-1	Receivables Purchase and Sale Agreement

Schedule III

TRADE NAMES

None.

Schedule III-1	Receivables Purchase and Sale Agreement

Schedule IV

ACTIONS/SUITS

None.

Schedule IV-1	Receivables Purchase and Sale Agreement

Exhibit A

FORM OF PURCHASE REPORT

Seller:              [Name of Seller]

Purchaser:       Comdata Inc.

Payment Date:

1.	Outstanding Balance of Receivables Purchased:

2.	Fair Market Value Discount:

1/{1 + [(Prime Rate x Days’ Sales Outstanding]}

Where:

Prime Rate =

Days’ Sales Outstanding =

3.	Purchase Price (1 x 2) = $

Exhibit A-1	Receivables Purchase and Sale Agreement

Exhibit B

[Form of]

DEMAND NOTE

New York, New York

[                    ]

FOR VALUE RECEIVED, the undersigned, COMDATA INC., a Delaware corporation (the “Buyer”), promises to pay to [                    ], a [                    ] (“Seller”), on the terms and subject to the conditions set forth herein and in the Receivables Purchase and Sale Agreement referred to below, the aggregate unpaid Purchase Price of all Receivables purchased by the Buyer from Seller pursuant to such Receivables Purchase and Sale Agreement, as such unpaid Purchase Price is shown in the records of Seller.

1. Seller Purchase and Sale Agreement. This Demand Note is one of the Demand Notes described in, and is subject to the terms and conditions set forth in, that certain Receivables Purchase and Sale Agreement dated as of November 14, 2014 (as the same may be amended, supplemented, amended and restated or otherwise modified in accordance with its terms, the “Receivables Purchase and Sale Agreement”), among the Buyer, the Seller, and the various entities listed thereto as Sellers. Reference is hereby made to the Receivables Purchase and Sale Agreement for a statement of certain other rights and obligations of the Buyer and the Seller.

2. Definitions. Capitalized terms used (but not defined) herein have the meanings assigned thereto in the Receivables Purchase and Sale Agreement and in Exhibit I to the Receivables Purchase Agreement (as defined in the Receivables Purchase and Sale Agreement). In addition, as used herein, the following terms have the following meanings:

“Final Maturity Date” means the Payment Date immediately following the date that falls one year and one day after the Facility Termination Date.

“Interest Period” means the period from and including a Payment Date (or, in the case of the first Interest Period, the date hereof) to but excluding the next Payment Date.

“PNC Prime Rate” means, with respect to any Purchaser, the rate of interest in effect for such day as publicly announced from time to time by the applicable Purchaser Agent (or applicable Related Committed Purchaser) as its “reference rate”. Such “reference rate” is set by the applicable Purchaser Agent based upon various factors, including the applicable Purchaser Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate.

Exhibit B-1	Receivables Purchase and Sale Agreement

3. Interest. The Buyer promises to pay interest on this Demand Note as follows:

(a) Prior to the Final Maturity Date, the aggregate unpaid Purchase Price from time to time outstanding during any Interest Period shall bear interest at the PNC Prime Rate; and

(b) From (and including) the Final Maturity Date to (but excluding) the date on which the entire aggregate unpaid Purchase Price is fully paid, the aggregate unpaid Purchase Price from time to time outstanding shall bear interest at a rate per annum equal to the rate of interest publicly announced from time to time by PNC Bank, National Association, as its “base rate”, “reference rate” or other comparable rate, as determined by the Servicer.

4. Interest Payment Dates. The Buyer shall pay accrued interest on this Demand Note upon Seller’s demand and shall pay accrued interest on the amount of each principal payment made in cash at the time of such principal payment.

5. Basis of Computation. Interest accrued hereunder that is computed by reference to the PNC Prime Rate shall be computed for the actual number of days elapsed on the basis of a 365- or 366-day year.

6. Principal Payment Dates. Payments of the principal amount of this Demand Note shall be made as follows:

(a) The principal amount of this Demand Note shall be reduced by an amount equal to each payment deemed made pursuant to Section 3.3 of the Receivables Purchase and Sale Agreement;

(b) The entire remaining unpaid Purchase Price of all Receivables purchased by the Buyer from Seller pursuant to the Receivables Purchase and Sale Agreement shall be paid on the Final Maturity Date;

(c) All or any portion of the unpaid Purchase Price of all Receivables purchased by the Buyer from Seller pursuant to the Receivables Purchase and Sale Agreement shall be paid by the Buyer upon Seller’s demand.

The principal amount of and accrued interest on this Demand Note may be prepaid by, and in the sole discretion of the Buyer, on any Business Day without premium or penalty.

7. Payment Mechanics. All payments of principal and interest hereunder are to be made in lawful money of the United States of America in the manner specified in Article III of the Receivables Purchase and Sale Agreement.

8. Enforcement Expenses. The Buyer agrees to pay all expenses, including reasonable attorneys’ fees and legal expenses, incurred by Seller in seeking to collect any amounts payable hereunder which are not paid when due.

9. No Third-Party Obligations. For the avoidance of doubt, none of the SPV, the Administrator, the Purchaser Agents, the Purchasers or any of their respective assignees has or shall have any liability or obligation to Seller or any other Person under or in respect of this Demand Note. The SPV, the Administrator, the Purchase Agents, the Purchasers and their respective assigns are intended third party beneficiaries of this Section 9.

Exhibit B-2	Receivables Purchase and Sale Agreement

10. General. No failure or delay on the part of Seller in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No amendment, modification or waiver of, or consent with respect to, any provision of this Demand Note shall in any event be effective unless (i) the same shall be in writing and signed and delivered by the Buyer and Holder and (ii) all consents required for such actions under the Transaction Documents shall have been received by the appropriate Persons.

11. Maximum Interest. Notwithstanding anything in this Demand Note to the contrary, the Buyer shall never be required to pay unearned interest on any amount outstanding hereunder and shall never be required to pay interest on the principal amount outstanding hereunder at a rate in excess of the maximum nonusurious interest rate that may be contracted for, charged or received under applicable federal or state law (such maximum rate being herein called the “Highest Lawful Rate”). If the effective rate of interest which would otherwise by payable under this Demand Note would exceed the Highest Lawful Rate, or if the holder of this Demand Note shall receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable by the Buyer under this Demand Note to a rate in excess of the Highest Lawful Rate, then (i) the amount of interest which would otherwise be payable by the Buyer under this Demand Note shall be reduced to the amount allowed by applicable law, and (ii) any unearned interest paid by the Buyer or any interest paid by the Buyer in excess of the Highest Lawful Rate shall be refunded to the Buyer. Without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by Seller under this Demand Note that are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate applicable to Seller (such Highest Lawful Rate being herein called the “Seller’s Maximum Permissible Rate”) shall be made, to the extent permitted by usury laws applicable to Seller (now or hereafter enacted), by amortizing, prorating and spreading in equal parts during the actual period during which any amount has been outstanding hereunder all interest at any time contracted for, charged or received by Seller in connection herewith. If at any time and from time to time (i) the amount of interest payable to Seller on any date shall be computed at Seller’s Maximum Permissible Rate pursuant to the provisions of the foregoing sentence and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to Seller would be less than the amount of interest payable to Seller computed at Seller’s Maximum Permissible Rate, then the amount of interest payable to Seller in respect of such subsequent interest computation period shall continue to be computed at Seller’s Maximum Permissible Rate until the total amount of interest payable to Seller shall equal the total amount of interest which would have been payable to Seller if the total amount of interest had been computed without giving effect to the provisions of the foregoing sentence.

12. Governing Law. THIS COMPANY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF).

Exhibit B-3	Receivables Purchase and Sale Agreement

13. Captions. Paragraph captions used in this Demand Note are for convenience only and shall not affect the meaning or interpretation of any provision of this Demand Note.

Exhibit B-4	Receivables Purchase and Sale Agreement

IN WITNESS WHEREOF, the Buyer has caused this Demand Note to be executed as of the date first written above.

COMDATA INC.

By:
Name:
Title:

Exhibit B-5	Receivables Purchase and Sale Agreement

Exhibit C-1	Receivables Purchase and Sale Agreement